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                                                                          EXHIBIT 99.2
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London Bridge Software Holdings PLC:                 Phoenix International Ltd., Inc.:
Jon Lee                                              Bahram Yusefzadeh
Chief Operating Officer                              Chairman and Chief Executive Officer
0207 403 1333                                        001 407 548 5100
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LONDON BRIDGE SOFTWARE HOLDINGS PLC AGREES TO CONDITIONALLY ACQUIRE THE ASSETS
OF PHOENIX INTERNATIONAL LTD., INC.

         LONDON - October 25, 2000 - London Bridge Software Holdings PLC ("LBSH") announces that is has signed an asset purchase agreement to acquire substantially all of the assets and selected liabilities of Phoenix International Ltd., Inc. ("Phoenix"), developer of a leading client/server customer-centric core banking software solution.

         The purchase price will be a maximum of $45.5 million in cash, which will be adjusted for changes in cash related balance sheet items between 25 October 2000 and closing. Twenty five per cent. of the purchase price will be placed in escrow on the closing date to indemnify LBSH for any claims that it may have against Phoenix under the terms of the agreement.

         LBSH will fund the purchase price from the (pound)51.9 million raised in its share placing earlier in October. This total amount raised includes additional funds required to provide the working capital to restore Phoenix to financial stability and profitability.
LBSH already owns 9.16 per cent. of Phoenix's common stock. As part of this agreement, following the recommendation from the Phoenix Board, LBSH has agreement from two of Phoenix's major shareholders to vote for this transaction, together accounting for an additional 23.5 per cent.

         Additionally, LBSH has entered into a loan agreement with Phoenix to provide Phoenix with up to $10 million to cover their potential funding requirements to closing. LBSH has also entered into a reseller agreement with Phoenix to allow LBSH to sell the Phoenix software solutions prior to closing.

         Based in Florida, Phoenix is a leading provider of integrated software applications for the financial services industry worldwide. The company's products include the Phoenix System, a fully integrated, internet enabled, client/server customer centric core retail banking system that includes customer relationship information management, on-line customer profitability analysis, financial reporting and an executive information management system. Phoenix also offers fully integrated teller, trade finance, and Internet banking modules, as well as Intranet and web site applications and services. Phoenix also offers its system though its application service centres (ASC). Phoenix has over 100 US small to medium sized banks as clients and a substantial base of international clients.


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         Gordon Crawford, Chairman of London Bridge Software Holdings plc.,
said: "We are delighted to enter into this agreement with Phoenix. The completion of this transaction will allow us to greatly extend the products and services we can offer our customers. We believe that the Phoenix System is the most advanced client-server customer centric internet enabled core banking solution available today. Our decision to acquire the organization was based on a shared technology vision, the strength and growing maturity of the product, an impressive, dedicated staff, and a strong, well-established client base. The need for customer centricity and integrated internet capability in modern banking systems will only increase over the next decade as new entrants want comprehensive solutions without having to employ large IT departments and existing banks work hard in a more competitive environment to improve their systems whilst attacking their cost bases.

         Together with our Vectus and Debt Manager solutions, on completion of this transaction, we will be the only supplier in the world with a complete customer centric retail banking solution which runs on low cost client server technology and comes fully internet enabled.

         We are now uniquely positioned to provide a fully integrated front-to-back core banking solution, as well as a global network of support services, for financial institutions of all sizes who are seeking superior technology to help them compete more effectively and efficiently.

         We believe that the new addition to our operation will be profitable during our next financial year and increase our revenue growth considerably going forward. The acquisition therefore represents excellent value for our shareholders given the additional cross selling opportunities and the strategic fit with our existing product range."

         Bahram Yusefzadeh, Chairman and Chief Executive Officer of Phoenix said: "This transaction will bring enormous value and stability to the Phoenix organization. With a market cap of around (pound)1 billion, London Bridge will be able to provide the global infrastructure and financial resources necessary to expand the Phoenix vision and position the Phoenix System as the preeminent client/server, internet enabled core banking solution in the world. London Bridge initially came to us as a technology partner because they saw the inherent value of our product and how it would complement and broaden their own product offerings. The completion of this transaction will provide the sound financial backing necessary to take our products, our clients and our employees to the next level of growth and success.

         London Bridge's business acumen, combined with their focus on delivering customer-focused, leading-edge technology and services for financial organizations throughout the world, will provide the base necessary for the long term viability and success of the Phoenix System. This is excellent news for our clients, our employees and for the entire financial services industry which is seeking advanced banking technology."


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         The completion of this transaction is still dependent of the final settlement of the class action lawsuit, although agreement in principle has been reached. Also today, Phoenix filed its restated audited financial statements with the US Securities and Exchange Commission.


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